As filed with the Securities and Exchange Commission on February 1, 2001

                                                      Registration No. 333-51968
================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ----------------------

                         POST EFFECTIVE AMENDMENT NO. 1
                                   ON FORM S-8
                       TO FORM S-4 REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933*


                                ----------------
                            STONE ENERGY CORPORATION
             (Exact name of registrant as specified in its charter)

           DELAWARE                                      72-1235413
 (State or other jurisdiction of            (I.R.S. Employer Identification No.)
  incorporation or organization)

                           625 E. Kaliste Saloom Road
                           Lafayette, Louisiana 70508
                                 (337) 237-0410
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)


                  BASIN EXPLORATION, INC. EQUITY INCENTIVE PLAN
                            (full title of the plan)


                              Andrew L. Gates, III
                       Vice President-Legal, Secretary and
                                 General Counsel
                           625 E. Kaliste Saloom Road
                           Lafayette, Louisiana 70508
                                 (337) 237-0410
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                    Copy to:

                                  Alan P. Baden
                             Vinson & Elkins L.L.P.
                                666 Fifth Avenue
                                   26th Floor
                            New York, New York 10103
                                 (917) 206-8000
                              (917) 206-8100 (fax)
                            ------------------------

                         CALCULATION OF REGISTRATION FEE
====================================================================================================================================
                                                                        Proposed Maximum       Proposed Maximum
Title Of Securities                      Amount To Be                    Offering Price       Aggregare Offering       Amount Of
 To Be Registered                         Registered                       Per Share                Price           Registration Fee
-------------------                      ------------                   ----------------      ------------------    ----------------
Basin Exploration, Inc. Equity            401,148 shares(1)(3)               N/A(2)                   N/A (2)               N/A(2)
Incentive Plan: Common Stock,
par value $0.01 per share

(1) The number of shares registered is based on an estimate of the maximum number of shares of Stone common stock issuable upon exercise of options granted under the Basin Exploration, Inc. Equity Incentive Plan.

(2) The proposed maximum offering price was calculated and the fee was previously paid in connection with the filing of the Preliminary Proxy Statement on Schedule 14A of Stone on November 22, 2000 and the filing of the Registration Statement on Form S-4 of Stone (File No. 333-51968), declared effective on December 22, 2000.

(3)Pursuant to Rule 416 under the Securities Act of 1933, as amended (the "Act"), this registration statement also covers an indeterminate number of additional shares that may become issuable as a result of stock splits, stock dividends or similar transactions pursuant to the anti-dilution provisions of the Basin Exploration, Inc. Equity Incentive Plan.

* Filed as a Post-Effective Amendment on Form S-8 to such Registration Statement pursuant to the procedure described herein - see "Explanatory Note."

                                EXPLANATORY NOTE

     Stone Energy Corporation, a Delaware corporation, ("Stone") hereby amends its Registration Statement on Form S-4 (File No. 333-51968), declared effective on December 22, 2000 (the "Form S-4"), by filing this Post-Effective Amendment No. 1 on Form S-8 relating to 401,148 shares of common stock, $0.01 par value per share, of Stone ("Stone Common Stock"), that are issuable by Stone upon exercise of stock options granted pursuant to the provisions of the Basin Exploration, Inc. Equity Incentive Plan (the "Plan") which was assumed by Stone pursuant to the Merger Agreement defined and described below. All such shares of Stone Common Stock were originally registered on the Form S-4.

     Pursuant to the Agreement and Plan of Merger dated as of October 28, 2000 (the "Merger Agreement") among Stone, Partner Acquisition Corp., a Delaware
corporation   and  a   wholly-owned   subsidiary  of  Stone  ("Sub")  and  Basin
Exploration, Inc., a Delaware corporation ("Basin"), on February 1, 2001, Sub was merged with and into Basin. Each share of Basin common stock, $0.01 par value, issued and outstanding immediately prior to the effective time of the merger described in the Merger Agreement was converted into the right to receive
 .3974 of a share of Stone Common Stock. In addition, at the effective time of the merger, each outstanding option to purchase or acquire a share of Basin common stock under the Plan was converted into an option to purchase that number of shares of Stone Common Stock determined by multiplying the number of shares of Basin common stock subject to that option immediately prior to the effective time of the merger by .3974 and rounding out to the next whole number of shares. No additional awards will be granted under the Plan.

     Immediately before the merger, 1,009,433 shares of Basin common stock were reserved and expected to be issued or delivered under the Plan. Before the merger, Stone registered 7,904,983 shares of Stone Common Stock on the Form S-4, which included 401,148 shares of Stone Common Stock to be available for issuance or delivery under the Plan after the effective time of the merger.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     The documents containing the information specified in Part I of Form S-8 (plan information and registrant information) will be sent or given to employees as specified by Securities Act Rule 428(b)(1). Such documents need not be filed with the Securities and Exchange Commission (the "Commission") either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Securities Act Rule 424. These documents, which include the statement of availability required by Item 2 of Form S-8 and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Form S-8 (Part II hereof), taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

     This document incorporates by reference the documents listed below that Stone has previously filed with the Securities and Exchange Commission. They contain important information about our company and its financial condition. Some of these filings have been amended by later filings, which are also listed.

  STONE COMMISSION FILINGS                      DESCRIPTION OR PERIOD
    (FILE NO. 001-12074)                        ---------------------
  ------------------------
 Quarterly Report on Form 10-Q           Quarter Ended September  30, 2000
 Quarterly Report on Form 10-Q           Quarter Ended June 30, 2000
 Quarterly Report on Form 10-Q           Quarter Ended March 31, 2000
 Proxy Statement on Schedule 14A         For Stone's 2000 annual meeting of
                                         stockholders held on May 18, 2000
 Annual Report on Form 10-K              Year Ended December 31, 1999
 Current Report on Form 8-K              Press release announcing merger
                                         agreement between Stone and Basin,
                                         dated October 31, 2000

     All documents filed by Stone pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, subsequent to the effective date of this Registration Statement, prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered hereby have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as so modified or superseded.

ITEM 4. DESCRIPTION OF SECURITIES.

     The common stock is registered pursuant to Section 12 of the Securities Exchange Act of 1934. Therefore, the description of the securities is not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

     Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Stone Energy Corporation has authority under Section 145 of the General Corporation Law (the "DGCL") of the State of Delaware, in which Stone is incorporated, to indemnify its officers, directors, employees and agents to the extent provided in such statute. Article VI of Stone's Bylaws provides for indemnification of Stone's officers, directors, employees and agents.

     Section 145 of the DGCL authorizes, among other things, a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. A Delaware corporation may indemnify past or present officers and directors of such corporation, or of another corporation or other enterprise at the former corporation's request, in an action by or in the right of the corporation to procure a judgment in its favor under the same conditions, except that no indemnification is permitted without judicial approval if such person is adjudged to be liable to the corporation. Where a present or former officer or director is successful on the merits or otherwise in defense of any action referred to above, or in defense of any claim, issue or matter therein, the corporation must indemnify such person against the expenses (including attorney's fees) that such person actually and reasonably incurred in connection therewith. Section 145 further provides that any indemnification shall be made by the corporation only as authorized in each specific case upon a determination by (i) a majority vote of the directors who were not parties to such action, suit or proceeding, even though less than a quorum, (ii) a committee of such directors designated by a majority vote of such directors, even though less than a quorum, (iii) independent counsel if a quorum of disinterested directors so directs or (iv) the corporation's stockholders. Section 145 provides that indemnification pursuant to its provision is not exclusive of other rights of indemnification to which a person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

     Section 145 of the DGCL also empowers Stone to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of Stone, or is or was serving at the request of Stone as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against liability asserted against or incurred by such person in any such capacity, whether or not Stone would have the power to indemnify such person against such liability under the provisions of Section
145. Article VI of Stone's Bylaws provides that Stone may purchase and maintain insurance, at its expense, to protect itself and any of its directors, officers, employees or agents, or any person serving at the request of Stone as a director, officer, employee or agent of another corporation, partnership, joint venture, proprietorship, employee benefit plan, trust or other enterprise, against any expense, liability or loss, whether or not Stone would have the power to indemnify such person against such expense, liability or loss under the DGCL. Stone has purchased and maintains a directors' and officers' liability policy for such purposes.

     Section 102 of the DGCL permits the limitation of directors' personal liability to Stone or its stockholders for monetary damage for breach of fiduciary duties as a director except in certain situations including the breach of a director's duty of loyalty or acts or omissions not made in good faith. Article Ninth of Stone's Certificate of Incorporation limits directors' personal liability to the extent permitted by the DGCL.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Stone pursuant to the foregoing provisions, Stone has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

     Not applicable.

ITEM 8. EXHIBITS.

     The following documents are filed as exhibits to this Registration Statement, including those exhibits incorporated herein by reference to a prior filing of the Company or of Basin Exploration, Inc. under the Securities Act of 1933 or the Securities Exchange Act of 1934 as indicated in parentheses:

   EXHIBIT
     NO.                             EXHIBIT
   -------                           -------
     4.1 - Basin Exploration, Inc. Equity Incentive Plan (incorporated by reference to Exhibit 10.1 to Basin's Form 10-Q filed on
              August 16, 1999).
     5.1 - Opinion of Vinson & Elkins L.L.P. (incorporated by reference to Exhibit 5.1 to the Registration Statement on Form S-4 filed by Stone on December 15, 2000, declared effective December 22, 2000, File No. 333-51968).
     23.1*  - Consent of Arthur Andersen LLP
     23.2   - Consent of Vinson & Elkins L.L.P. (included in Exhibit 5.1)
     24.1 - Powers of Attorney (incorporated by reference to Exhibit 24.1 to the Registration Statement on Form S-4 filed by Stone on December 15, 2000, declared effective December 22, 2000,
              File No. 333-51968).
--------
             *    Filed herewith


ITEM 9.       UNDERTAKINGS.

     (a) The undersigned registrant hereby undertakes:

             (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings set forth in clauses (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

             (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

             (3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions set forth in Item 6, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lafayette, State of Louisiana, on February 1, 2001.

                       STONE ENERGY CORPORATION


                       By: /s/ James H. Prince
                           ------------------------------------
                           James H. Prince
                           Vice President, Chief Financial Officer and Treasurer

         Pursuant to the requirements of the Securities Act of 1933 this Post Effective Amendment No. 1 to the Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

     SIGNATURE                         TITLE                          DATE
     ---------                         -----                          ----

/s/ James H. Stone              Chairman of the Board           February 1, 2001
-------------------
    James H. Stone


/s/ Joe R. Klutts             Vice Chairman of the Board        February 1, 2001
-------------------------
    Joe R. Klutts


/s/ D. Peter Canty        President, Chief Executive Officer    February 1, 2001
-------------------------           and Director
    D. Peter Canty           (principal executive officer)


/s/ James H. Prince        Vice President, Chief Financial      February 1, 2001
-------------------------         Officer and Treasurer
    James H. Prince          (principal financial officer)


/s/ J. Kent Pierret        Vice President-Accounting, Chief     February 1, 2001
-------------------------   Accounting Officer and Controller
    J. Kent Pierret          (principal accounting officer)


/s/ David R. Voelker                    Director                February 1, 2001
-------------------------
    David R. Voelker


/s/ John P.Laborde                      Director                February 1, 2001
-------------------------
    John P.Laborde


/s/ Robert A. Bernhard                  Director                February 1, 2001
-------------------------
    Robert A. Bernhard


/s/ Raymond B. Gary                     Director                February 1, 2001
-------------------------
    Raymond B. Gary


/s/ B.J. Duplantis                      Director                February 1, 2001
-------------------------
    B.J. Duplantis


/s/ Peter K. Barker                     Director                February 1, 2001
-------------------------
    Peter K. Barker


/s/ Richard A. Pattarozzi               Director                February 1, 2001
-------------------------
    Richard A. Pattarozzi